Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of August 25, 2020 (the “Effective Date”), by and between Organovo, Inc., a Delaware corporation, with its principal place of business being 440 Stevens Avenue, Suite 200, Solana Beach, CA 92075 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to 3D bioprinting and drug discovery; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy;

and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the "Services"); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.

Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A.

2.

Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than once per calendar month, provide the Company with an itemized invoice for Services rendered for that month, and such invoice will be paid upon 30 days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of- pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation in accordance with Company’s travel policy (attached as Exhibit B) and reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:	Jordan Beltran, Assistant Controller
Accounts Payable
Email: AP@organovo.com
Phone: 858-224-1000
Organovo, Inc.
440 Stevens Avenue, Suite 200 Solana Beach, CA 92075

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	Betsy Sherr bsherr@danforthadvisors.com (508) 277-0031
Danforth Advisors PO Box 335
Southborough, MA 01772

3.

Term and Termination. The term of this Agreement will commence on the Effective Date and will continue for a two year term (“Term”) This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon 30 days prior written notice to the other Party; or (b) without cause upon 60 days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within 30 days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.

Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.

Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth business, technical, commercial and/or regulatory information, whether disclosed or provided in oral, written, graphic or electronic form including, but not limited to, material, compilations, data, licenses, formulae, models, discoveries, developments, inventions, techniques, patent disclosures, procedures, suppliers, pricing lists, processes, schematics, business plans, forecasts, projections, budgets, protocols, results of experimentation and testing, specifications, marketing plans, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information"). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. The above provisions of confidentiality shall apply for a period of five years.

8.

During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section shall continue after the termination of this Agreement. Notwithstanding the foregoing, federal law provides immunity for any disclosure of trade secrets when such disclosure is made to a federal, state, or local government official, or to an attorney, if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. In addition, the law provides immunity for any complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 U.S.C. § 1833(b). Disclosures made in compliance with 18 U.S.C. § 1833(b) shall not create liability, either criminally or civilly.”

9.

Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world.  As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

10.

Non Solicitation. All personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, attempt to hire or retain their services for so long as they are employees or contracted agents of Danforth and for one year thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty 30% of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation. The above notwithstanding, it is not a breach of this provision to hire an individual who applies to Client’s job posting without being recruited by Client, in which case no liquidated damages shall be owed.

11.

Placement Services. In the event that Danforth is asked to refer potential employees to the Company, does refer a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to 20% of the employee’s starting annual base salary and target annual bonus (unless the individual had applied for a position prior to the referral by Danforth, in which case no fee is owed). This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts during the Term of this Agreement. Such payment is due within 30 days of the employee’s start date.

12.

No Implied Warranty. Danforth represents and warrants to the Company that Danforth possesses the business, professional and technical expertise and the resources, including without limitation equipment, facilities and employees to perform these Services. Except for any express warranties stated herein, the Services are provided on an "as is" basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

13.

Indemnification. Consultant agrees to indemnify and hold Danforth hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, Danforth shall indemnify and hold harmless the Company against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the negligence or willful misconduct of the Company or any of its subcontractors.

14.

Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

15.

Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

16.

Data Protection. Depending on the Services Service Provider performs, Danforth may be required to access, collect, retain, disclose or otherwise process individually identifiable health information or information identifying or, in combination with other information, identifiable to a living individual (“Personal Data”). For purposes of this Agreement,

“Processing” (and its conjugates, including, without limitation, “Process”) means any operation or set of operations that is performed upon Personal Data, including, without limitation, any collection, recording, retention, organization, storage, adaptation, alteration, retrieval, consultation, blocking erasure use, disclosure, access, transfer, or destruction, whether or not by electronic means. In that event, Danforth agrees to collect and process Personal Data solely as described in this Agreement and not use such Personal Data further for any other purpose or in any other manner except where such further use is required by applicable law, regulation or governmental authority. Further, Danforth agrees to abide by all applicable data protection and privacy laws while performing the Services, and shall afford Personal Data all the protections applicable to Confidential Information as set forth in this Agreement. Danforth shall maintain appropriate safeguards to ensure the confidentiality and security of the Personal Data and shall inform Company within three

(3) days about any unauthorized or unintentional access to or disclosure of Personal Data (“Security Breach”), including the timing and nature of the Security Breach, and provide all reasonable assistance to remedy the Security Breach. Where applicable data protection laws require the parties to enter into additional agreements or undertakings, including international data transfer agreements, Danforth shall undertake to ensure that all necessary agreements are implemented and in place. In the event of a Security Breach, Danforth shall also

(i)

reasonably cooperate with Company in connection with the investigation of such Security Breach and not make any public announcements relating to such Security Breach without Company’s prior written approval;

(ii)

take all necessary and appropriate corrective action, including without limitation, at the request of Company and at the expense of Danforth, provide notice to all persons whose Personal Information may have been affected by such Data Security Breach, whether or not such notice is required by applicable law; and

(iii)	reimburse Company for all reasonable costs, including attorneys’ fees, Company may incur in connection with remediation efforts.

17.

Notices.  Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon electronic delivery via email with confirmed receipt, personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Organovo, Inc.
Title:	Legal Department
Address:	440 Stevens Avenue, Suite 200, Solana Beach, CA 92075
Phone:	858-224-1000
E-mail:	legal@organovo.com

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road Southborough, MA 01772
Phone:	(617) 686-7679
E-mail:	gbeloff@danforthadvisors.com

18.

Assignment, Subcontracting, and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. Danforth may not engage subcontractors under this Agreement without the Company’s prior written approval.

19.

Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

20.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.

Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

22.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California , excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the State of California.

23.

Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

24.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		ORGANOVO, INC
By:	/s/ Chris Connors	By:	/s/ Taylor Crouch

Print Name:	Chris Connors	Print Name:	Taylor Crouch

Title:	President	Title:	Chief Executive Officer / President

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, certain of which are set forth below.

Transition Support Prior to Organovo’s Annual Meeting

•

In anticipation of a potential Change of Control, Consultant will spend a maximum of 20 hours of time between the Effective Date and the Company’s Annual Meeting on September 15, 2020, coming up to speed on the Company’s financial systems and preparing for a transition to take place following the Annual Meeting, assuming that the shareholders approve the proposed Change of Control.

CFO Services ($375/hour): Christopher Heberlig

Assuming that Organovo’s shareholders approve the proposed Change of Control, and subject to approval by the Company’s Board of Directors following the Annual Meeting, Consultant may provide the following services:

•	Serve as an officer of the Company
•	Participate in longer-term strategic planning process
•	Participate in financing activities, including additional capital raises and/or debt and equity restructurings
•	Oversee the finance and accounting functions, including the Danforth engagement team
•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance
•	Provide finance support for operational planning
•	Participate in supplier contract negotiation and cost reduction planning
•	Assist with corporate and business development/licensing initiatives
•	Perform financial modeling, planning and analysis
•	Strategic opportunity assessment
•	Stock option plan management
•	Capitalization table management